EXHIBIT 2

Stock Option Plan.

ATNA RESOURCES LTD. (the "Company")

EMPLOYEE INCENTIVE STOCK OPTION PLAN

     (as adopted at the Annual General Meeting held on April 12, 1996,

as amended at the Annual General Meeting held on June 16, 2000, the

Annual and Extraordinary General Meeting held on June 8, 2001,

the Annual and Extraordinary General Meeting held on May 20, 2003 and the Annual and Extraordinary General Meeting held on April 14, 2005)

1.     Purpose

        The purpose of the Employee Incentive Stock Option Plan (the "Plan") is to promote the profitability and growth of ATNA RESOURCES LTD. (the "Company") by facilitating the efforts of the Company and its subsidiaries to obtain and retain key individuals. The Plan provides an incentive for and encourages ownership of the Company's shares by its key individuals so that they may increase their stake in the Company and benefit from increases in the value of the Company's shares.

2.     Administration

        The Plan will be administered by a compensation committee (the "Committee") of the Company's Board of Directors (the "Board").

        The Committee will be authorized, subject to the provisions of the Plan, to adopt such rules and regulations which it deems consistent with the Plan's provisions and, in its sole discretion, to designate options ("Options") to purchase shares of the Company pursuant to the Plan. The Committee may authorize one or more individuals of the Company to execute, deliver and receive documents on behalf of the Committee.

3.     Eligibility

        All directors and officers and employees of the Company and its subsidiaries will be eligible to receive Options. The term "subsidiaries" for the purpose of the Plan will include ATNA RESOURCES, INC. and MINERA ATNA CHILE LIMITADA, which definition may be varied by the Committee to conform with the changing interests of the Company.

    Nothing in the Plan or in any Option shall confer any right on any individual to continue in the employ of or association with the Company or its subsidiaries or will interfere in any way with the right of the Company or subsidiaries to terminate at any time the employment of a person who is an optionee ("Optionee") under an Option.

4.     Shares Subject to Option

        The shares to be optioned under the Plan will be authorized but unissued Common Shares without par value ("Shares") of the Company.

        At no time will more than 5,000,000 shares be under option pursuant to the Plan. The number of Shares under Option at any specific time to any one Optionee shall not exceed 5% of the issued and outstanding common share capital of the Company, subject to adjustment under Section 12 below.

    Shares subject to and not delivered under an Option which expires or terminates shall again be available for option under the Plan.

5.     Granting of Options

        The Committee may from time to time at its discretion, subject to the provisions of the Plan, determine those eligible individuals to whom Options will be granted, the number of Shares subject to such Options, the dates on which such Options are to be granted and the expiration of such Options.

        The Committee may, at its discretion, with respect to any Option, impose additional terms and conditions which are more restrictive on the Optionee than those provided for in the Plan.

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        Each Option will be evidenced by a written agreement between, and executed by, the Company and the individual containing terms and conditions established by the Committee with respect to such Option and will be consistent with the provisions of the Plan.

6.    Option Price

        The price per Share at which Shares may be purchased upon the exercise of an Option (the "Option Price") will not be lower than the "market price" of the Shares on The Toronto Stock Exchange (the "Exchange") at the time of grant. In the context of the Plan, "market price" means the closing price of the Company's shares on the Exchange at the close of trading which immediately preceded the time that the option was granted. If the shares of the Company do not trade on such day, the "market price" shall be the average of the bid and ask prices on the previous trading day.

7.     Term of Option

        The maximum term of any Option will be 10 years.

        The Option Price will be paid in full at the time of exercise of the Option and no Shares will be delivered until full payment is made.

        An Optionee will not be deemed the holder of any Shares subject to his Option until the Shares are delivered to him.

8.     Transferability of Options

        An Option may not be assigned. During the lifetime of an Optionee, the Option may be exercised only by the Optionee.

9.     Termination of Employment

        Upon termination of employment for any reason except death or retirement or failure of re-election as a director or failure to be re-appointed an officer of the Company, an Optionee may, unless expressly provided to the contrary in the agreement granting the Option, at any time within 30 days after the date of termination but not later than the date of expiration of the Option, exercise the Option to the extent the Optionee was entitled to do so on the date of termination. Any Option or portions of Options of terminated individuals not so exercised will terminate and will again be available for future Options under the Plan. A change of employment will not be considered a termination so long as the Optionee continues to be employed by the Company or its subsidiaries.

10.    Death

          Notwithstanding any other provision of this Plan other than the maximum of 10 years provided for in Section 7, if any Optionee shall die holding an Option which has not been fully exercised, his personal representative, heir or legatee may, at any time within 60 days of grant of probate of the will or letters of administration of the estate of the decedent or within one year after the date of such death, whichever is the lesser time, exercise the Option with respect to the unexercised balance of the Shares subject to the Option.

11.     Retirement

           Notwithstanding any other provision of this Plan, if any Optionee shall retire or terminate his employment with the consent of the Board under circumstances equating retirement, while holding an Option which has not been fully exercised, such Optionee may exercise the Option at any time during the unexpired term of the Option.

12.     Changes in Shares

           In the event the authorized common share capital of the Company as presently constituted is consolidated into a lesser number of Shares or subdivided into a greater number of Shares, the number of Shares for which Options are outstanding will be decreased or increased proportionately as the case may be and the Option Price will be adjusted accordingly and the Optionees will have the benefit of any stock dividend declared during the period within which the said Optionee held his Option. Should the Company amalgamate or merge with any other company or companies (the right to do so being hereby expressly reserved) whether by way of arrangement, sale of assets and undertakings or otherwise, then and in each such case the number of shares of the resulting corporation to which an Option relates will be determined as if the

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Option had been fully exercised prior to the effective date of the amalgamation or merger and the Option Price will be correspondingly increased or decreased, as applicable.

13.     Cancellation and Re-granting of Options

           The Committee may, with the consent of the Optionee, cancel an existing Option, and re-grant the Option at an Option Price determined in the same manner as provided in Section 6 hereof, subject to the prior approval of the Exchange.

14.     Amendment or Discontinuance

        The Board may alter, suspend or discontinue the Plan, but may not, without the approval of the shareholders of the Company and the Exchange, make any alteration which would (a) increase the aggregate number of Shares subject to Option under the Plan except as provided in Section 12 or (b) decrease the Option Price except as provided in Section 12. Notwithstanding the foregoing, the terms of an existing Option may not be altered, suspended or discontinued without the consent in writing of the Optionee.

15.	Interpretation

The Plan will be construed according to the laws of the Province of British Columbia.

16.	Liability

          No member of the Committee or any director, officer or employee of the Company will be personally liable for any act taken or omitted in good faith in connection with the Plan.

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